EXHIBIT 99.1

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
02-17-15/9:30 am CT
Confirmation # 6798162

AMERICAN POWER GROUP CORP

Moderator: Chuck Coppa
February 17, 2015
9:30 am CT

Operator: Please standby we are about to begin. Good morning ladies and gentlemen and welcome to the American Power Group First Quarter Results Conference Call.

This call is being recorded. I would now like to turn the call over to Mr. Chuck Coppa, CFO. Please go ahead sir.

Chuck Coppa: Good morning everyone and thank you for taking the time to join us today. I would like to quickly read the safe harbor statement.

With the exception of the historical information described today in this call, the manners described herein today contain forward looking statements and opinions, including but not limited to statements relating to new markets, development, introduction of new products and financial and operating projections. These forward looking statements and opinions are neither promises nor guarantees but involve risk and uncertainties that may individually or mutually impact the matters herein and cause actual results, events and the performance that differ materially from such forward looking statements and opinions.

Listeners are cautioned not to place undue reliance on these forward looking statements and opinions which speak only as of the date hereof. The company undertakes no obligation to release publically the results of any revisions to these forward looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. I would like to now turn it back to Lyle.

Lyle Jensen: Okay, thanks Chuck. Good morning everyone and thanks for participating in this morning’s investor conference call. Our call is being held to coincide with the disclosure of our fiscal 2015 first quarter results released this morning.

Those who have not seen the release or the financial statements they were distributed to all wire services and can be found on APG’s website.

As we all know, we have been experiencing the economic and political ramifications of increasing oil reserves and a slower growth in demand which has been playing havoc with energy prices which is now being called the Great Oil Bust of 2014/2015.

For many of us we have experienced these cycles before and will probably see them again so after Chuck summarizes the financial highlights for the quarter we will discuss APG’s three strategic business units. I will talk about how we are dealing with the realities of this unexpected energy crisis. We are seeing some softness with existing customers who tend to be the smaller fleets and appear to be taking this quarter to re-baseline. But when we take a look at our patented hardware, the diversity of our software and our industry leading EPA approvals, quite frankly right now we have never been busier with new projects and opportunities. We will talk more today about many of the niche opportunities we see for 2015 that we believe can mitigate some of the impact of this oil crisis.

There is no question the transportation industry still believes that natural gas is a viable alternative fuel and we are definitely seeing the stability of natural gas compared to the instability of diesel a positive and I haven’t found a person yet who doesn’t believe diesel prices will stay at these prices forever.

So with that said, I will turn the call over to Chuck to go through our financials.

Chuck Coppa: Great, thank you Lyle. I am going to summarize some of the highlights as noted in today’s press release and more detailed in the 10-Q that was filed earlier this morning.

Net sales for the three months ending December 31, 2014 decreased approximately $787,000 to about a million dollars primarily due to slower Canadian oil and gas conversions and delayed vehicular orders which Lyle will talk about.

US oil and gas stationary conversion revenue was up about 110% or $427,000 to approximately $882,000. This increase was offset by the lower conversion revenue of our Canadian dealer/installer as they worked through a $750,000 initial stocking order that was placed last December in our Q1 of fiscal 2014.

North American vehicular conversion revenue decreased approximately $445,000 or 86% as compared to last year. The decrease was primarily due to several large initial stocking orders placed last year and delayed re-stocking orders this year from several of our dealers and customers who have been impacted by the recent dramatic drop in diesel prices and the tightening spread between diesel and natural gas.

Our backlog grew about 63% during the quarter to approximately $1.6 million as of December 31st and was exclusively vehicular and almost 4.5 times the backlog we had December 31, 2013.

During the quarter, we booked into backlog a new $650,000 Latin American vehicular order and we closed a new $3.2 million expanded and extended credit facility with Iowa State Bank giving us access to an additional $500,000 of working capital. In addition, in November we closed on a $2 million capital raise with a strategic investor.

As of December 31, 2014, we had approximately $2.5 million in cash, cash equivalents and restricted CD’s and additional availability under our working capital line of about $120,000.

As Lyle will discuss in much more detail, the current low price of oil and diesel and the resulting tightening of the spread between diesel and natural gas has had an impact on our near term outlook and results of operations. During this period we will continue to watch every penny that we spend and will insure that we make the necessary and appropriate decisions to not slow the momentum in solidifying our leadership role in the dual-fuel market.

With that I will turn it back to Lyle.

Lyle Jensen: Okay, thanks Chuck. Well let’s try to put in perspective what has happened over the past several months and how we are being impacted. We like many others we were surprised at how quickly oil and diesel prices have dropped and lower than anyone projected back in December, including us.

It appears to us that OPEC’s decision to maintain production is having its desired effect. We have seen in the last 60 days over 400 rigs idled in North America shale regions. But, I think more importantly we have seen across the world, cancellation and deferment of billions of investment dollars for exploration and production which can’t be quickly turned back on. Many believe we could once again be in a supply shortage situation in the near future and see diesel prices well above $4 because of the amount of investment dollars that are being tabled at this point in time.

The consensus of the industry analysts is it is going to take several quarters for the energy leaders to rebalance oil production strategies. With that said, there are many energy analysts believing that we have bottomed out and will start to recover soon. The domestic benchmark, West Texas Intermediate was up to almost $53/barrel three or four days ago and today is back in the $51.50 range which supports everyone’s belief that we are going to have a lot of volatility in oil/diesel prices over the coming months.

Even though oil is down 50% to 60% from its high, diesel right now is only down 35% so there really isn’t a one-to-one relationship which is why the price of oil is not primarily what we look at, it is really the price spread between a gallon of diesel and an equivalent gallon of natural gas.

If we take a look at our different markets, the economics of the oil and gas stationary opportunities still look good in regards to the use of well-head/flare gas. Right now, off-road diesel is going for around $1.75 a gallon with the conditioned well-head gas condition still in the $.50 to $.75 range so we still have a two to one ratio in the case of well-head gas.

On the vehicular side we have seen more of an impact from low priced oil/diesel in the recent weeks. The December projection by the Department of Energy for diesel prices was just below $3 a gallon and we blew through very quickly in late December/early January 2015. We have seen fleet contract prices fall into the $2.40 to $2.70 range for diesel. This past week was the first time we saw the downward slide stop and increases anywhere from a nickel to a dime per gallon for diesel in certain geographic markets. So we will again see whether we found the bottom of the diesel prices.

In contrast to the instability we’ve seen in diesel, the CNG pump prices have remained reasonably stable in the $2.00 to $2.25 per gallon range. Historically, our diesel/natural gas price spread has been in the $1.25 to $1.50 per gallon which provided great paybacks. With today’s lower priced oil, the price spread has shrunk to $.40 to $.50 a gallon which has caused some people to pause or delay their decision to proceed which has resulted in slower activity this quarter.

There are still many fleet operators that are implementing long term strategies and looking at cost efficiency programs and/or sustainability programs which reflect their belief that low priced diesel will not always be where it is today.

Well let’s go through our three business units and talk about how we are dealing with lower priced oil on a specific basis and where some of the opportunities are for 2015.

We will start with our stationary oil and gas conversion business which includes drilling and fracking rigs and the lower horsepower supporting diesel engine pumps. As Chuck mentioned, even with a down December quarter from an overall revenue standpoint, our domestic oil and gas conversion business grew 110% during the quarter.

Our Canadian revenue was down from the prior year because our Canadian dealer/installer placed a large initial stocking order during the December 2014 quarter to get the pipeline filled up and to get the first round of their first customer’s conversion started.

While we anticipate more oil and gas drilling rigs being idled in the near term, I think we will continue to attract interest because of our ability to use a wide range of well-head/flare gas which provides our customers with a three to six month payback.

As we look at some of our niches in Canada we have done successful conversions on some large Cummins engines that had been very challenging to other people in the industry. We have found some very unique ways to be sure we can control natural gas and that has opened up some opportunities in Canada for 2015 that we didn’t have last year.

In the Bakkens of North Dakota we now have two, high BTU dual-fuel drilling rigs up and running with two of our top drilling customers and initial results are very positive.

We see great opportunities for our dual fuel solution here because the operators in the Bakkens have to get their well-head/flare gas situation under control or they are going to face stiff penalties and restrictions on new well site applications starting this year. The operators must quickly find an acceptable alternative to flaring their well-head gas which is where APG comes in. With approximately 70% of our 500+ oil/gas conversions running on low cost, conditioned well-head gas we provide the Bakkens with a proven, cost effective solution to their problem. We are working with several gas technology companies who are removing the heavy gasses in an effort to produce an acceptable BTU gas, both for stationary and vehicular Class 8 truck applications.

Most of the rigs in the Bakkens that are being idled are in marginal or potentially marginal regions to begin with and have high breakeven points. We see the Bakkens as a new opportunity for us and believe the Bakkens can be every bit as strong as Texas and Oklahoma has been for us for the last four or five years.

So to wrap up on stationary let’s talk about the quarter we are in now. March is typically our slowest revenue quarter because of the impact the cold weather and snow has on outdoor conversions, especially in Canada and the mid-western part of the U.S.

This year, on top of that we are seeing the idling of rigs and the recasting of production plans by many of the operators. The headcount reductions have occurred and the rig count reductions appear to be slowing down which we believe will allow our customer base to get refocused on what they have going forward. We believe the net fuel savings we provide using wellhead gas or flared gas will be attractive to the remaining diesel rigs and operators who are looking to improve their operating margin.

Let’s go to our second strategic business unit - international. As Chuck mentioned, in 2014 we focused on Latin America and within the year have created a million dollars of backlog. We have revenue opportunities in four Latin American countries and anticipate moving backlog dollars into revenue generating dollars between March and July of this year.

Our Latin American customers/potential customers are global leaders operating in the building materials industry, the beverage industry and other transportation related industries. We have multiple evaluation trucks on the ground in all four countries and expect follow on orders through 2015.

We are not only running long haul trucks but have also converted a handful of cement mixers which are performing very well and last week we converted our first passenger buses which are in Latin America. We are excited about what we see in Latin America and the significant potential it represents.

In addition, during the quarter we quoted over $1 million of stationary prime power conversions for the oil and gas and mining customers around the world. All of these opportunities are being driven by natural gas to diesel spread but in two instances they are more heavily focused on emission reduction. It is very encouraging to us that some of our foreign customers are equally concerned about emissions just as we are here in the U.S.

Additionally we have made good progress in obtaining approval for our vehicular system and components in British Columbia, Ontario and Quebec. We are still targeting initial commercialization for this summer. Given there is no single Federal approval process in Canada and not everyone accepts our EPA approvals, you have to go through a provincial approval process on a system level and/or component level. The good news is we have all three initiatives moving ahead and it feels like we are on track for our target commercialization launch in the summer.

Canadian trucks are usually allowed to pull heavier loads and therefore need the power and torque provided by a heavy duty diesel engine. Since the OEM’s have discontinued their high horsepower dedicated natural gas engine initiatives, converting existing diesel engines with APG is truly the only viable solution available to them. With over one million miles run in Australia on 15 liter, high horsepower engines, we’ve got the data to back up our performance under harsh operating conditions.

It is estimated these three provinces have around 300,000 registered Class 8 trucks in operation representing almost 50% of the total Class 8 trucks in Canada. We believe that we will see all three of these areas become a new niche opportunity for us in 2015.

So let’s wrap up with our domestic vehicular business segment which is again primarily the conversion of Class 8 trucks or the building of new glider trucks using dual-fuel engines. As we look towards 2015 we see numerous areas of opportunities and again some of these may be somewhat niche within the overall broad based adoption.

The most important development from my perspective has been the most important has been our first IUL approval for multiple Volvo Mack engine families that we announced in December. These are the SCR engines which are your 2010 and newer which now provides us access into the larger fleets that still are in first generation ownership of engines. I am pleased to say we have gotten through our second engine approval testing process in just a fraction of the time. Our submission for the Detroit Diesel DD15 SCR engine was submitted about a month ago and we are awaiting EPA approval being posted any day now.

With the second IUL approval under our belt, we will have three popular engines (Mack/Volvo/Detroit Diesel) completed and we are now focusing on the popular Cummins ISX engine. We’ve secured a test engine and will be sending it to our engine dyno by the end of February to begin the testing process. We also intend to seek IUL approval on multiple Navistar and Paccar engine families because of large company interest. We will be putting those engines on the road under test exemptions over the coming weeks so we can get some on-road data to ensure they are viable candidates before going through the full EPA approval process later this year.

When you look at the engines our approvals cover or will cover, the Volvo Mack, Detroit Diesel, Cummins and potentially Navistar and Paccar, no one has the breath of engine coverage that we do. With an industry leading 459 engine family approvals and our industry leading IUL approvals we are now moving into the mid-size and larger fleets that typically run 1000+ trucks and keep their trucks five years before they rotate them out. They tend to be better capitalized and tend to have a more strategic outlook on longer term paybacks. In addition, many have sustainability objectives that can be readily met via our dual fuel solution.

With that said, I am pleased to report that in the last 90 days we have placed multiple glider and IUL test vehicles on the road with several of the top 100 for hire carriers as ranked by Transport Topics. These tests are expected to go on for 60 to 90 days and we anticipate follow-on order decisions by late spring, early summer.

In addition, with training almost completed our growing relationships with some of the largest national and regional gas suppliers has resulted in multiple customer quotes and evaluation units as well as several purchase orders with customers that were driven to us with natural gas suppliers. By partnering with these gas suppliers and having IUL approvals under our belt, we are getting in front of much higher profile fleets that have 1,000 to 10,000 trucks in their fleets.

If there is anything good that is coming out of the tightening price spread it has been a greater level of cooperation between us, the natural gas providers and the tank suppliers. We are seeing more aggressiveness in putting together the right type of package to get these evaluation vehicles on the road. We expect that once we start to see any type of recovery in diesel prices you will see a number of these fleets go ahead and launch into their production plan.

Last week we announced that a prominent Iowa based Freightliner/Western Star Truck dealer, Harrison Truck Centers, selected our dual-fuel product line for their new Severe Duty Glider which is scheduled to ramp into production by early summer. We see the severe duty glider segment is going to be a growth niche for us in 2015.

Currently, we have got four severe duty gliders operating in three states with two of them in the oil and gas industry and two of them in the logging industry. As you may remember, a glider truck is basically a brand new truck that is allowed to be built with an older remanufactured engine, transmission or rear-end at a significantly lower cost than a new diesel truck. The severe duty glider is basically just the same type of new truck but it has got heavier suspension systems and it is designed to handle the rugged driving environment of associated with the logging, mining and the oil and gas industries.

We believe the on-highway market for gliders about is about 5,000 vehicles per year. We estimate that the number of severe duty trucks operating in these three industries totals tens of thousands of vehicles. Last week, one of our on road customers who is our number one vehicular customer ordered another 15 gliders for delivery later this spring. He will be our first customer to have converted over 50 units.

In addition, we have been recently contacted by a major truck manufacturer focused on the construction vocational niche who want to talk more about how dual fuel could be incorporated into their product offerings. They have been very active in the dedicated natural gas engine area and I would expect us to be on the road with test trucks here in the spring with them. They see a real opportunity in the high horsepower segment because of the lack of any viable heavy-duty dedicated natural gas engines out there. Their research drove them to us as the only natural gas alternative for heavy duty trucks and like I said we are having very constructive conversations.

As I’ve previously noted, an important niche that is underserved is the heavy-duty 400 to 600 horsepower Class 8 truck market. During 2014, we saw the natural gas engine OEM’s cancel or delay, their 13 and 15 liter engine programs leaving many of the heavy-duty fleet owners and a handful of the natural gas fueling suppliers with a significant problem. They were really counting on those high horsepower engines because of their ability to displace a lot of higher priced diesel and consume a lot of natural gas. So this is a niche we continue to pursue aggressively because we have a solution available today for those who pull heavy loads and run high horsepower engines.

I think the last niche opportunity I wanted to talk about this morning is sustainability focused customers. These customers tend to be larger in size with a focus on reducing greenhouse gases and utilizing cleaner burning alternative fuels. They are demanding that their logistic subcontractors move to alternative fuels or risk losing transport market share in some cases regardless of the future price spread.

So we are working with our natural gas supplier partners across the United States trying to find the most aggressive sustainability focused end customers and then finding out which fleets support those customers and going after them. We currently have several dual fuel trucks on the road supporting the sustainability niche.

In summary, we believe that for the near term, there is going to be some customers that will take a wait and see approach in regards to either making their initial commitment or additional follow on orders because of what has happened in the last 60 to 90 days. We do believe that will start to sort itself out over the coming months. Today, we have more new opportunity “irons in the fire” than ever and while I realize that some of these are niche markets, they are very important ones that can become major in their own right.

We also have the fleet owners who are looking at the long term and know it is only a matter of time before the diesel prices come back up and those are the ones that are continuing to invest in natural gas.

I strongly believe that those who have the foresight to build strength in a down market will benefit from that approach and will hit the ground running when higher diesel prices come back. As Chuck mentioned earlier, we have cut back some of our planned expansionary headcount, we are watching every penny and have tightened our belt on the expenses to keep our break even low. We are aggressively working all these multiple “irons in the fire” to try to bring them to fruition because we do believe that we’ll start to see the benefits of all the evaluations that we are doing today in the June and September quarters.

So with that I will turn it back over to our coordinator and we can start our Q&A period.

Operator: Thank you. If you would like to ask a question please signal by pressing star one on your telephone keypad. If you are using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star one to ask a question.

We will pause for just a moment to allow everyone an opportunity to signal for questions. And we will take our first question from Jinming Liu with Ardour Capital.

Jinming Liu: Good morning. Thanks for taking my question.

Lyle Jensen: Good morning Jinming.

Jinming Liu: Yes, first of all how many fleet owners you have worked with and what was their reaction to the current diesel to CNG price spread and have they placed any repeat orders for your products?

Lyle Jensen: Well, I’d say we’ve got between 100 to 150 different customers covering both the stationary and vehicular market with probably 40% of those being vehicular customers. I’d also say there are a fair share of those customers who have frozen their capital expenditure budgets until they kind of see what happens with the diesel/natural gas price spread over the coming months. This is why we are focusing on the multiple niche opportunities noted earlier. With that said, we have had some of our leading customers continue to order despite the lower spread. During the December quarter and I expect continuing into the March quarter we’ll see dealers/installers burning off the inventory that is in the pipeline and then start refilling in the March, April, May time period as they implement their strategies for the balance of 2015.

The good news is that while customers and potential customers are completing their assessments we continue to expand our market share, increase our industry leading number of EPA approvals and put more evaluation units on the ground.

Jinming Liu: Okay, Can you share with us the breakdown between the domestic and the international others for that $1.6 million backlog?

Lyle Jensen: Approximately $1.1 million of it relates to international vehicular orders with the balance relating to domestic vehicular orders.

Jinming Liu: Okay, that is helpful. Could you tell me about your current arrangements with the natural gas distributors? Do you share some of the benefits with them or are you just simply joint marketing?

Lyle Jensen: We believe we have the best dual fuel solution on the market today and the natural gas suppliers have great deal of natural gas to sell. Bottom line is that we can help them sell more of their gas at a fraction of the cost of a dedicated natural gas engine. Our arrangement is not a formal one as we are trying to remain fuel supplier agnostic but in most cases we are jointly making sales pitches to fleets and providing one stop shopping providing both the conversion technology as well as the source of natural gas. We’ve secured several different registered truck lists for engines we’ve received EPA approval on and are cooperatively working with the fuel suppliers to identify potential customers from those engine family specific lists. They are also sharing their fleet/truck data base information with us in an effort to identify potential dual fuel customers.

Operator: Next question is from Jack Frid with Discovery Investment.

Jack Frid: Chuck and Lyle, I was reading here where the U.S. Post Office is going to replace about 180,000 trucks. I am just curious do we have anything going with the U.S. Post Office, UPS or Fed Ex or anything you can share at this point?

Lyle Jensen: Let’s talk about the US Postal Service. The Star Mail Carriers Association is the subcontract side of the postal service primarily for their long haul business verses the daily routes which are the smaller trucks and vans operated by the US Postal Service. We went to our initial annual conference back in August and attended the most recent conference in Las Vegas about a month ago and found four or five subcontractors that run dedicated natural gas vehicles. Given our lower cost of adoption as compared to their dedicated engines, they have agreed to look at our dual fuel solution as a possible alternative. We are very close to having our first mail carrier opportunity in Michigan. The primary question has been where do they find the capital in their budgets to upgrade their vehicles. For the subcontractors there has been a change in the indexing of their fuel charges to allow these subcontractors to keep any savings they make from their investment and that has been a huge strategic change which was announced in January. I can think of potential opportunities in Michigan, Colorado, Texas and Georgia.

With UPS and Fed Ex, I can’t share the exact details but can tell you that we have been in discussions since December as a direct result of obtaining our Mack/Volvo IUL approvals on SCR engines. We think our Detroit Diesel IUL submission should be approved any day now and we are starting on the Cummins ISX in the next week or so. With these approvals we can start to have much more meaningful discussions with people like Fed Ex, UPS, Penske, Rider, etc. because these are the ages and types of trucks they run in their fleets.

Jack Frid: Okay, thank you.

Operator: At this time we have one question remaining in the queue. Once again if you would like to ask a question please - press star one. We will take our next question from James Wirth who is a private investor.

James Wirth: Good morning gentlemen.

Lyle Jensen: Good morning Jim.

James Wirth: I am curious about the Bakken situation. Am I correct that the flared gas they are having problems with is something that you can use as a fuel for trucks and drilling rigs using your device? It’s my understanding is that is a very sweet deal given this fuel would be very inexpensive and there is great demand in the Bakken area for the kind of heavy-duty trucks you were describing earlier. Is that the gist of it?

Lyle Jensen: Yes from a 30,000 foot level Jim you are correct. In order to make the flare gas usable you need to have the infrastructure in place to capture the flared gas, process it to pull out the heavies so you can produce a viable fuel for both rigs and trucks and then have a way to deliver it.

Now that we have several dual fuel glider trucks up there and two rigs running our dual fuel solution we can begin to spread the word in the Bakkens that we have a solution which helps with their flare gas problem. I’ll be speaking at several conferences over the next four or five months and we’ll get more exposure through our new relationship with Harrison Truck Center as they are going to establish a sales presence there soon. What we really need now the ramping in the scalability of recapture/processing infrastructure which we believe should happen over the next several quarters. We are currently working with five to seven different companies who believe they have the right technology and can scale up capacity in a timely manner to meet the demand being generated.

James Wirth: I see. Is this something that lends itself to Marcellus for example or the other areas in the country where there is the same type of methodology used in finding oil and gas as they use in the Bakken?

Lyle Jensen: Yes and no - both the Bakkens and the Marcellus are viable places for this type of opportunity because they are relatively new regions that doesn’t have adequate pipeline infrastructure in place to capture and deliver the flare gas. I compare those to Oklahoma and Texas where they have been capturing flared gas, treating it and delivering a qualified ditch gas into pipeline gas for decades.

James Wirth: I see. It seems to me this lends itself into substantial sales of your product when this thing comes to full fruition?

Lyle Jensen: We absolutely believe this niche opportunity will become a full production line in itself. While we know that four trucks and two rigs doesn’t make a production plan, the success we are having so far is starting to catch people’s attention.

James Wirth: Great, thank you very much.

Operator: Next question is from Mitch Landgraf who is a private investor.

Mitch Landgraf: Good morning gentlemen.

Lyle Jensen: Good morning Mitch.

Mitch Landgraf: Good morning. Thank you for taking questions from individual retail investors. My question is the same but just for the two areas, the vehicular and stationary.

In regards to the vehicular market, it seems from all fronts APG is really being recognized as almost a stand-alone leader. Can you provide any updates on competitors like Clean Air Power or Landi Renzo who seem to be trying to creep into some of our markets and on the stationary side and maybe just some thoughts about the status of the competition, primarily mainly from CAT and GTI Altronic.

Lyle Jensen: Sure, well again it is our view is that Landi Renzo and Clean Air Power are both solid companies. Landi Renzo currently has a very narrow range of EPA approvals on older Detroit Diesel engines which allows them to be in the glider market which we think is a growing niche.

Clean Air Power only has EPA approvals on several older on the road CAT engines and appears to be working with Volvo on a dedicated natural gas engine. But, being principally a single engine focused company their market will be smaller by definition that ours.
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With us having the most EPA approvals by a factor of 30 and really being the only one with SCR approvals at this point, I see us as being the most credible vehicular solution out there and strongly believe our opportunities will continue to grow with the larger accounts.

On the stationary side, I’d say it’s still us, GTI Altronics and CAT. GTI has been in the market a long time and they have a loyal customer base. We have not lost any market share to GTI that we can find and are aware of several customers over the past year that have moved over to us based on our performance and reliability. We believe that our electronics and our software give us more capability and have higher up time, lower install time and are more flexible in the field.

CAT’s DGB solution came to market very quickly. I think their challenge remains that they are much more expensive than our solution with really no added benefits from a displacement or savings perspective. Ours is quicker to install, quicker to bring up, it has been more flexible in the field.

But obviously, nobody can question the credibility and the brand loyalty of CAT. We have a couple of large company situations where they have made the decision that when buying new engines they will go with CAT’s DGB. But, if they are doing conversions in the field they are going with APG. Given today’s cutback on rigs we think there will be more opportunities for conversions in the field given the lower capex investment as compared to the purchase of new engines at about 2x the cost of a conversion.

We are very proud of the fact that today when you go to national conferences APG and CAT are always presented as the top two dogs from a performance and ROI perspective.

Mitch Landgraf: A very assessment - thank you very much.

Lyle Jensen: Okay, well I appreciate everybody’s participation today and the questions that have been asked and we will continue to work on these niches that we have discussed. Hopefully there will be just a string of press releases start to come out here in the next three or four months and we look forward to our next phone call with you guys. Thank you.

Operator: This concludes today’s call. Thank you for your participation.

END